Exhibit 3.8
LIMITED LIABILITY COMPANY AGREEMENT
OF
VSS-CAMBIUM HOLDINGS IV, LLC
          This Limited Liability Company Agreement (this “Agreement”) of VSS-Cambium Holdings IV, LLC, a Delaware limited liability company (the “Company”), effective as of June 18, 2009, is made by and entered into by VSS-Cambium Holdings, LLC, as the sole member of the Company (the “Member”).
          The following are the terms of the Company’s Limited Liability Company Agreement:
ARTICLE ONE
Organization
          1.1 The Company was formed on June 12, 2009 as a Delaware limited liability company pursuant to the provisions of the Delaware Limited Liability Company Act, 6 Del. C. § 18-101, et seq., as amended from time to time (the “Act”), by the filing for record of a certificate of formation with respect thereto (the “Certificate of Formation”) with the Delaware Secretary of State. The rights and liabilities of the Member shall be as provided in the Act, except as herein otherwise expressly provided.
          1.2 The name of the Company is “VSS-Cambium Holdings IV, LLC”. All Company business must be conducted under that name or such other names that comply with applicable law as the Member may select from time to time.
          1.3 The Company shall maintain a registered office at Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, New Castle County. The Company shall maintain its principal office at 350 Park Avenue, New York, New York 10022. The Member shall have the right to change such registered office or principal office from time to time.
          1.4 The Company was formed to conduct such lawful business which limited liability companies may conduct under the Act, including, without limitation, the Company shall (a) own the stock of Cambium Learning, Inc., a Delaware corporation, (b) engage directly or indirectly in such related business activities as the Member from time to time may determine, and (c) conduct all such activities as the Member determines to be incidental to the business activities in which the Company and any of its subsidiaries are engaged.
ARTICLE TWO
Authorized Person
          Steven E. Siesser, as an “authorized person” within the meaning of the Act, has executed, delivered and filed the Certificate of Formation with the Delaware Secretary of State. Upon the filing of the Certificate of Formation with the Delaware Secretary of State, his powers as an “authorized person” ceased, and the Member thereupon became a designated “authorized person” and continues as a designated “authorized person” within the meaning of the Act. The

Member shall execute, deliver and file any other certificates (and any amendments thereto and/or restatements thereof) necessary for the Company to qualify to do business in any jurisdiction in which the Company may wish to conduct business.
ARTICLE THREE
The Member; Initial Capital Contribution
          3.1 The Member has executed this Agreement as of the effective date first written above and is hereby admitted to the Company as a Member. In consideration of the capital contributions made by the Member as of the date hereof, the Member has been credited with the Membership Interest (as hereinafter defined).
          3.2 The Member may not admit additional members to the Company unless and until this Agreement is amended and restated or another limited liability company agreement which supersedes this Agreement is entered into between the Member and such new member(s). The Member shall not be obligated to make any additional capital contributions to the Company.
          3.3 Except as otherwise expressly provided herein, the Member shall not be entitled to the return of any part of its capital contributions or to be paid interest in respect of its capital contributions.
ARTICLE FOUR
Management
          4.1 Except as otherwise provided in this Agreement, the powers of the Company shall be exercised exclusively by or under the exclusive authority of, and the business and affairs of the Company shall be managed under the exclusive direction and control of, the Member. The Member shall always retain the authority to make management decisions notwithstanding any delegation of duties by the Member to any manager, officer, employee or agent. The Member may, but shall not be required to, designate one or more managers, officers or other agents who shall have such duties and shall perform such functions as may be delegated to them by the Member.
          4.2 The Member shall have the authority to act for and bind the Company and any person dealing with the Company shall be entitled to rely upon the Member’s authority to act without further inquiry. In furtherance of its purposes, but subject to all of the provisions of this Agreement, the Company shall have and exercise all of the powers and rights conferred upon limited liability companies formed pursuant to the Act. The Member shall have the power to do any and all acts necessary, convenient or incidental to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise, possessed by members of a limited liability company under the laws of the State of Delaware.
          4.3 Subject to the other express provisions of this Agreement, the Member, at any time and from time to time, may engage in and possess interests in other business ventures of any and every type and description, independently or with others, including ones in competition with the Company, with no obligation to offer to the Company the right to participate therein. The Company may transact business with the Member or a party related to the Member.

ARTICLE FIVE
Transfer
          5.1 The Member may transfer, sell, pledge, hypothecate, give or otherwise dispose of (“Transfer”) its interest in the Company, including, without limitation, rights to distributions (liquidating or otherwise), allocations, information and the right to participate in the management of the business and affairs of the Company, including the right to vote on, consent to or otherwise participate in any decision or action of or by the Member granted by this Agreement or the Act (the “Membership Interest”), either voluntarily or involuntarily by operation of law.
          5.2 Upon the assignment by a Member of its entire Membership Interest, the transferee shall be admitted to the Company as a Member without further action (and all references in this Agreement to the “Member” shall thereafter refer to the transferee). The Member and the transferee shall execute and deliver to the Company such documents and instruments of conveyance as may be necessary or appropriate in the opinion of counsel to the Company to effect such assignment and to confirm the agreement of the transferee to be bound by the provisions of this Agreement (including this ARTICLE FIVE).
          5.3 A Transfer (other than as a pledge, security interest or other lien) of part of a Member’s Membership Interest that results in the Company having more than one Member shall not be effective unless and until another operating agreement is entered into between or among all of the persons who would be Members, including the existing Member.
          5.4 Following any permitted Transfer of the Member’s entire Membership Interest (other than a Transfer as a pledge or security interest), the Member shall cease to be a Member of the Company and shall have no further rights as a Member of the Company.
ARTICLE SIX
Profits and Losses
          Distributions shall be made from time to time as determined by the Member, subject to the Act and applicable law. All profits and losses of the Company shall be allocated to the Member.
ARTICLE SEVEN
Term
          The term of the Company shall commence on the date of this Agreement and shall continue in full force and effect until the Company is dissolved in accordance with the Act or at the election of the Member.

ARTICLE EIGHT
Dissolution/Liquidation
          8.1 The Company shall be automatically dissolved and its affairs shall be wound up on the first to occur of the following: (a) at any time upon the written consent of the Member; or (b) ninety (90) days after the date upon which the Company has no Member, unless within that ninety (90) day period a Member has been admitted to the Company pursuant to the Act.
          8.2 Upon a dissolution of the Company requiring the winding-up of its affairs, the Member shall wind up the Company’s affairs. The assets of the Company shall be sold within a reasonable period of time to the extent necessary to pay or provide for the payment of all debts and liabilities of the Company, and may be sold to the extent deemed practicable and prudent by the Member.
          8.3 The net assets of the Company remaining after satisfaction of all such debts and liabilities and the creation of any reserves under Section 8.4 shall be distributed to the Member.
          8.4 The Member may withhold from distribution under this ARTICLE EIGHT such reserves which are required by applicable law and such other reserves for subsequent computation adjustments and for contingencies, including contingent liabilities relating to pending or anticipated litigation or to Internal Revenue Service examinations. Any amount withheld as a reserve shall reduce the amount payable under this ARTICLE EIGHT. The unused portion of any reserve shall be distributed (with any interest earned thereon) pursuant to this ARTICLE EIGHT after the Member shall have determined that the need therefor shall have ceased.
          8.5 If there is no Member at the time of the winding up of the affairs of the Company under this ARTICLE EIGHT, all references to “Member” herein shall be deemed to be references to a liquidating trustee (the “Liquidating Trustee”) selected by the personal representative, successor or assignee of the Member. The Liquidating Trustee shall be subject to the benefits of Sections 9.1 and 9.2 as if the Liquidating Trustee was the Member.
ARTICLE NINE
Membership Certificates; UCC Opt-In
     9.1 The Company is hereby authorized to issue certificates representing the ownership of membership interests in the Company in accordance with the Act.
     9.2 Pursuant to Delaware Uniform Commercial Code Sec. 8-103(c), all membership interests in the Company shall be considered securities governed by Article 8 of the Delaware Uniform Commercial Code.

ARTICLE TEN
Miscellaneous
          10.1 To the extent not inconsistent with applicable law, neither the Member, nor any of its officers, directors, employees, partners, members, shareholders or affiliates shall be liable, responsible or accountable in damages or otherwise to the Company for any action taken or for any failure to act on behalf of the Company in connection with the business or operations of the Company, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.
          10.2 To the extent not inconsistent with applicable law, the Company shall indemnify and hold harmless the Member and all of its respective officers, directors, employees, partners, members, shareholders and affiliates from any loss, liability, damage or expense (including, but not limited to, any judgment, award or settlement and reasonable attorneys’ costs, expenses and fees and other costs or expenses incurred in connection with the defense of any actual or threatened action, proceeding or claim) arising out of (a) any acts or omissions or alleged acts or omissions in connection with their activities or the activities of any of their respective employees or agents on behalf of the Company or any subsidiary thereof, or in connection with the business or operations of the Company or any subsidiary thereof, and (b) any liability imposed upon any of them under any statute, rule or regulation (including, but not limited to, any statute, rule or regulation relating to environmental matters) applicable to the Company or any subsidiary thereof, or their respective officers, directors or employees; provided that with respect to the acts or omissions or the alleged acts or omissions upon which the action or threatened action, proceeding or claim is based, the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. Reasonable expenses incurred by any such indemnified party in connection with the matters referred to above may be paid or reimbursed by the Company in advance of the final disposition of the proceeding upon receipt by the Company of (x) a written affirmation by the indemnified party of his, her or its good faith belief that he, she or it met the standard of conduct necessary for indemnification by the Company; and (y) a written undertaking by or on behalf of the indemnified party to promptly repay such amount if it shall ultimately be determined by a court of competent jurisdiction (not subject to further appeal) that he, she or it has not met that standard of conduct.
          10.3 This Agreement and the Certificate of Formation constitute the complete and exclusive statement of agreement among the Company and the Member with respect to the subject matter herein and therein and replace and supersede all prior written and oral agreements among the Company and the Member. To the extent that any provision of the Certificate of Formation conflicts with any provision of this Agreement, the Certificate of Formation shall control.
          10.4 This Agreement will be binding upon and inure to the benefit of the Member and its successors and assigns.

          10.5 All headings herein are inserted only for convenience and ease of reference and are not to be considered in the interpretation of any provision of this Agreement. Numbered or lettered articles, sections and subsections herein contained refer to articles, sections and subsections of this Agreement unless otherwise expressly stated.
          10.6 If any provision of this Agreement or the application of such provision to any person or circumstance shall be held invalid, the remainder of this Agreement or the application of such provision to persons or circumstances other than those to which it is held invalid shall not be affected thereby. Neither the failure of nor any delay on the part of any party hereto in exercising any right, power or privilege hereunder shall preclude other or further exercise thereof; nor shall any waiver of any right, power, privilege or default hereunder constitute a waiver of any right, power, privilege or default or constitute a waiver of any other default of the same or of any other term or provision.
          10.7 Any notice to be given or to be served upon the Company or any party hereto in connection with this Agreement must be in writing (which may include facsimile or e-mail of a portable document format (PDF) file or a tagged image file format (TIF) file) and will be deemed to have been given and received when delivered to the address specified by the party to receive the notice. Such notices will be given to the Member at its address specified in the Company’s books and records.
          10.8 The remedies under this Agreement are cumulative and shall not exclude any other remedies to which any person may be lawfully entitled.
          10.9 This Agreement shall be governed by and construed and enforced under the laws of the State of Delaware.
[Signature Page Follows.]

          IN WITNESS WHEREOF, the undersigned has executed this Limited Liability Company Agreement as of the date first above written.

SOLE MEMBER: VSS-CAMBIUM HOLDINGS, LLC
By:	/s/ Scott J. Troeller
	Name:	Scott J. Troeller
	Title:	President

Signature Page to Limited Liability Company Agreement of VSS-Cambium Holdings IV, LLC